Exhibit 99.1

Saga Communications, Inc.

Announces Variable Dividend Declaration and Reports 4th Quarter and Year End 2023 Results

Contact:

Samuel D. Bush

(313) 886-7070

Grosse Pointe Farms, MI – March 7, 2024 – Saga Communications, Inc. (Nasdaq - SGA) (the “Company,” “we,” “us,” “our” or “Saga”) announced today that its Board of Directors (“Board”) declared a variable dividend of $0.60 per share in conjunction with the Company’s variable dividend policy.  The dividend will be paid on April 5, 2024 with a record date of March 18, 2024. The aggregate amount of the payment will be approximately $3.8 million and the variable dividend will be funded by cash on the Company’s balance sheet.

The Company also reported that net revenue decreased 3.3% to $29.1 million for the quarter ended December 31, 2023 compared to $30.1 million for the same period last year.   Political impacted the quarter’s performance as for the quarter the Company had $407 thousand in gross political revenue this year compared to $1.9 million for the same period last year.  Without political revenue the Company’s gross revenue for the quarter would have increased approximately 1% compared to last year.  Station operating expense increased 1.9% for the quarter to $23.3 million compared to the same period last year.  For the quarter, operating income was $2.8 million compared to $4.9 million for the same quarter last year and station operating income (a non-GAAP financial measure) decreased 17.2% to $7.1 million.  Capital expenditures were $1.0 million for the quarter compared to $1.3 million for the same period last year.  We had net income of $2.5 million for the quarter compared to net income of $4.3 million for the fourth quarter last year.  Diluted earnings per share were $0.37 for the fourth quarter of 2023.

Net revenue decreased 1.8% to $112.8 million for the twelve-month period ended December 31, 2023 compared to $114.9 million for the same period last year.   Political impacted the year’s performance as for the year the Company had $944 thousand in gross political revenue this year compared to $3.6 million for the same period last year.  Without political revenue the Company’s gross revenue for the year would have been approximately flat compared to last year.  Station operating expense increased 3.0% for the twelve-month period to $90.2 million compared to the same period last year.  For the twelve-month period, operating income was $11.5 million compared to $13.1 million for the same period last year and station operating income (a non-GAAP financial measure) decreased 15.0% to $27.4 million.  Capital expenditures for the twelve months were $4.4 million compared to $6.0 million for the same period last year.  Net income was $9.5 million for the twelve-month period compared to $9.2 million for the same period last year.  Diluted earnings per share were $1.52 for the twelve months of 2023.

The Company will pay a regular quarterly cash dividend of $0.25 per share on March 8, 2024.  The aggregate amount of the quarterly dividend will be approximately $1.6 million.  The Company paid a special cash dividend of $2.00 per share on January 12, 2024 and a regular quarterly cash dividend of $0.25 per share on December 15, 2023.  Including the variable dividend declared in this press release the Company will have paid over $130 million in dividends to shareholders since the first special dividend was paid in 2012.  The Company intends to pay regular quarterly cash dividends in the future.  Consistent with our strategic objectives of both maintaining a strong balance sheet and returning value to our shareholders, the Board of Directors will also continue to consider declaring special cash dividends, variable dividends and stock buybacks in the future.

The Company’s balance sheet reflects $40.2 million in cash and short-term investments as of December 31, 2023 and $30.4 million as of March 4, 2024.  The Company expects to spend approximately $5.0 to $5.5 million for capital expenditures during 2024. As previously announced the Company has entered into an agreement to purchase stations serving the Lafayette, IN radio market for $5.3 million.  This acquisition is expected to close during the second quarter of 2024.

Saga’s 2023 Fourth Quarter and Year-End conference call will be held on Thursday, March 7, 2024 at 11:00 a.m. The dial-in number for the call is (973) 528-0008.  Enter conference code 960736.  A recording and transcript of the call will be posted to the Company’s website as soon as it is available after the call.

The Company requests that all parties that have a question that they would like to submit to the Company please email the inquiry by 10:00 a.m. on March 7, 2024 to SagaIR@sagacom.com. The Company will discuss, during the limited period of the conference call, those inquiries it deems of general relevance and interest. Only inquiries made in compliance with the foregoing directions will be discussed during the call.

Saga utilizes certain financial measures that are not calculated in accordance with generally accepted accounting principles (GAAP) to assess its financial performance.  The attached Selected Supplemental Financial Data tables disclose the Company’s reconciliation of non-GAAP measures: GAAP operating income to station operating income, and GAAP net income to trailing twelve-month consolidated EBITDA as well as other financial data.   Such non-GAAP measures include same station financial information, station operating income, trailing 12-month consolidated EBITDA, and leverage ratio. These non-GAAP measures are generally recognized by the broadcasting industry as measures of performance and are used by Saga to assess its financial performance including, but not limited to, evaluating individual station and market-level performance, evaluating overall operations, as a primary measure for incentive-based compensation of executives and other members of management and as a measure of financial position.  Saga’s management believes these non-GAAP measures are used by analysts who report on the industry and by investors to provide meaningful comparisons between broadcasting groups, as well as, as an indicator of their market value.  These measures are not measures of liquidity or of performance in accordance with GAAP and should be viewed as a supplement to and not as a substitute for the results of operations presented on a GAAP basis including net operating revenue, operating income, and net income. Reconciliations for all the non-GAAP financial measures to the most directly comparable GAAP measure are attached in the Selected Supplemental Financial Data tables.

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based upon current expectations and involve certain risks and uncertainties.  Words such as “will,” “may,” “believes,” “intends,” “expects,” “anticipates,” “guidance,” and similar expressions are intended to identify forward-looking statements.  The material risks facing our business are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including, in particular, Item 1A of our Annual Report on Form 10-K.  Readers should note that forward-looking statements may be impacted by several factors, including global, national, and local economic changes and changes in the radio broadcast industry in general as well as Saga’s actual performance.  Actual results may vary materially from those described herein and Saga undertakes no obligation to update any information contained herein that constitutes a forward-looking statement.

Saga is a media company whose business is devoted to acquiring, developing and operating broadcast properties with a growing focus on opportunities complimentary to our core radio business including digital, e-commerce and non-traditional revenue initiatives.  Saga owns or operates broadcast properties in 27 markets, including 79 FM, 33 AM radio stations and 80 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

Saga Communications, Inc.

Selected Consolidated Financial Data

For the Three and Twelve Months Ended

December 31, 2023 and 2022

(amounts in 000’s except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Operating Results
Net operating revenue	$29,145	$30,125	$112,773	$114,893
Station operating expense	23,329	22,888	90,199	87,537
Corporate general and administrative	3,026	2,330	10,966	14,300
Other operating (income) expense, net	(5)	(17)	120	(14)
Operating income	2,795	4,924	11,488	13,070
Interest expense	43	34	173	130
Interest income	(414)	(223)	(1,441)	(410)
Other income, net	—	(616)	(119)	(652)
Income before income tax expense	3,166	5,729	12,875	14,002
Income tax provision (benefit)
Current	970	1,475	2,990	3,865
Deferred (benefit)	(305)	(25)	385	935
	665	1,450	3,375	4,800
Net income	$2,501	$4,279	$9,500	$9,202

Earnings per share:
Basic	$0.37	$0.70	$1.52	$1.52
Diluted	$0.37	$0.70	$1.52	$1.52

Weighted average common shares	6,030	6,013	6,045	5,973
Weighted average common and common equivalent shares	6,030	6,013	6,045	5,973

	December 31,
	2023	2022
Balance Sheet Data
Working capital	$32,615	$38,482
Net fixed assets	$51,405	$53,198
Net intangible assets and other assets	$120,164	$119,696
Total assets	$232,213	$240,753
Long-term debt	$—	$—
Stockholders' equity	$170,549	$178,529

Saga Communications, Inc.

Selected Consolidated Financial Data

For the Twelve Months Ended

December 31, 2023 and 2022

(amounts in 000’s except per share data)

(Unaudited)

	Years Ended December 31,
	2023	2022

	(In thousands)

Statement of Cash Flows
Cash flows from operating activities:
Net income	$9,500	$9,202
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,055	5,171
Deferred income tax expense	385	935
Amortization of deferred costs	36	10
Compensation expense related to restricted stock awards	1,116	1,858
Loss on sale of assets, net	120	(14)
(Gain) on insurance claims	—	(534)
Other (gain), net	(119)	(118)
Barter (revenue) expense, net	50	46
Deferred and other compensation	(100)	1,425
Changes in assets and liabilities:
(Increase) decrease in receivables and prepaid expenses	(1,303)	(1,135)
Increase (decrease) in accounts payable, accrued expenses, and other liabilities	639	279
Total adjustments	5,879	7,923
Net cash provided by operating activities	15,379	17,125
Cash flows from investing activities:
Purchase of short-term investments	(20,728)	(18,000)
Redemption of short-term investments	20,723	8,000
Acquisition of property and equipment (Capital Expenditures)	(4,356)	(5,994)
Acquisition of broadcast properties	—	(57)
Proceeds from sale and disposal of assets	1,747	411
Proceeds from insurance claims	—	534
Other investing activities	117	116
Net cash used in investing activities	(2,497)	(14,990)
Cash flows from financing activities:
Cash dividends paid	(19,875)	(19,785)
Payments for debt issuance costs	—	(161)
Purchase of treasury shares	(227)	(147)
Net cash used in financing activities	(20,102)	(20,093)
Net decrease in cash and cash equivalents	(7,220)	(17,958)
Cash and cash equivalents, beginning of period	36,802	54,760
Cash and cash equivalents, end of period	$29,582	$36,802

Saga Communications, Inc.

Selected Supplemental Financial Data

For the Three and Twelve Months Ended

December 31, 2023 and 2022

(amounts in 000’s)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023		2022
Reconciliation of GAAP operating income to station operating income (a non-GAAP financial measure)
Operating income	$2,795	$4,924	$11,488		$13,070
Plus:
Corporate general and administrative	3,026	2,330	10,966		14,300
Other operating (income) expense, net	(5)	(17)	120		(14)
Station depreciation and amortization	1,255	1,303	4,854		4,925
Station operating income	$7,071	$8,540	$27,428		$32,281

Other financial data
Depreciation and amortization:
Radio Stations	$1,255	$1,303	$4,854		$4,925
Corporate	$63	$34	$201		$246
Compensation expense related to restricted stock awards	$373	$132	$1,116	(1)	$1,858	(1)
Other operating (income) expense, net (2)	$(5)	$(17)	$120		$(14)
Other income, net (2)	$-	$(616)	$(119)		$(652)
Deferred income tax expense (benefit) (2)	$(305)	$(25)	$385		$935
Acquisition of property and equipment (Capital Expenditures)	$959	$1,263	$4,356	(1)	$5,994	(1)

(1)	As presented in the Statement of Cash Flows in the Selected Consolidated Financial Data tables
(2)	As presented in the Operating Results in the Selected Consolidated Financial Data tables

Saga Communications, Inc.

Selected Supplemental Financial Data

December 31, 2023 and 2022

(amounts in 000's)

(Unaudited)

	12 Months Ended
	December 31,
	2023	2022
Reconciliation of GAAP Net Income to trailing 12 Month Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") (a non-GAAP financial measure) (1)
Net income	$9,500	$9,202
Exclusions:
Gain (loss) on sale of assets, net	(120)	14
Gain on insurance proceeds	—	534
Other income, net	1,510	482
Total exclusions	1,390	1,030
Consolidated adjusted net income (1)	8,110	8,172
Plus:
Interest expense	173	130
Income tax provision (benefit)	3,375	4,800
Depreciation & amortization expense	5,055	5,171
Non-cash compensation	1,116	1,858
Trailing twelve month consolidated EBITDA (1)	$17,829	$20,131

(1)	As defined in the Company's credit facility.